  Exhibit 99.1

Pure Cycle Corporation
Announces Three and Six Months Ended February 29, 2020
Earnings Call
and
Addition of New Chief Financial Officer

Denver, Colorado – April 2, 2020 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) (“Pure Cycle” or the “Company”) announced it will release its three and six months ended February 29, 2020 financial results on April 7, 2020 and hold a conference call that day to discuss the results.

We will host a conference call on Tuesday, April 7, 2020, at 4PM Eastern (2PM Mountain) to discuss the financial results and answer questions. Call details are presented below. We will post a detailed slide presentation, which provides an overview of the Company and presents summary financial results on our website that can be accessed at www.purecyclewater.com.

Q2 2020 EARNINGS CALL

When:	4:00PM Eastern (2PM Mountain) on April 7, 2020
Call in number:	877-407-8033 (no pass codes required)
International call in number:	201-689-8033 (no pass codes required)
Replay available until:	April 21, 2020 at 4:00PM ET
Replay call in number:	877-481-4010 #34021
Event link:	https://www.webcaster4.com/Webcast/Page/2247/34021

Additionally, Pure Cycle is pleased to announce the addition of Kevin McNeill as the Company’s Vice President with appointment to Chief Financial Officer effective in early April 2020.

Mr. McNeill began his career with Ernst &Young in Denver in the Audit and Advisory Business Services group. After being promoted to Audit Manager, Mr. McNeill transitioned to corporate accounting and served in various positions including as Controller of Pure Cycle from 2004 through 2012 when he left to be Controller for First Western Financial, Inc., where he was instrumental in completing their IPO. Most recently Mr. McNeill was the VP, Chief Financial Officer and Chief Compliance Officer for a privately held wealth management company in Austin, Texas. Mr. McNeill has more than 24 years of accounting and finance experience. Mr. McNeill obtained his Bachelor Degree and Master of Accountancy from the University of Denver.

“We are excited to welcome Kevin back to the Company as our VP/CFO”, commented Mark Harding, President and CEO. “Kevin has gained tremendous experience since his tenure at Pure Cycle and we look forward to him bringing this experience and depth to our management team” added Mr. Harding.

Company Information

Pure Cycle owns land and water assets in the Denver, Colorado metropolitan area. Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area, including the design, construction, operation and maintenance of water and wastewater systems, and operates a land development segment that is developing a master planned mixed-use community.

Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456 or at info@purecyclewater.com.